Exhibit 3.1

CERTIFICATE OF AMENDMENT
OF
THE BYLAWS
OF
KANDI TECHNOLOGIES GROUP, INC.
A Delaware Corporation

The undersigned, being the duly elected Chief Financial Officer of Kandi Technologies Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify as follows:

1. On December 25, 2014, the Board of Directors of the Corporation duly approved at a board meeting, amendments to the Bylaws of the Corporation, as amended, as follows:

(a) Section 1 of the Bylaws is hereby amended to read as follows:

“Section 1. Name. The legal name of this corporation (hereinafter called the “Corporation”) is Kandi Technologies Group, Inc.”

(b) Section 8 of the Bylaws is hereby amended to read as follows:

“Section 8. Quorum and Adjournment. Except for a special election of directors pursuant to the Delaware Business Corporation Law, the presence, in person or by proxy, of the holders of a majority of the shares of the stock of the Corporation outstanding and entitled to vote thereat shall be requisite and shall constitute a quorum at any meeting of the shareholders, except for the annual meeting of the shareholders to be held on December 30, 2014, the quorum of which shall be reduced to one-third of the shares of the stock of the Corporation outstanding and entitled to vote thereat. When a quorum is once present to organize a meeting, it shall not be broken by the subsequent withdrawal of any shareholders. If at any meeting of the shareholders there shall be less than a quorum so present, the shareholders present in person or by proxy and entitled to vote thereat, may adjourn the meeting from time to time until a quorum shall be present, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not adjourned.

2. Such amendments have not been rescinded or repealed and are now in full force and effect.

In Witness Whereof, the undersigned has executed this Certificate as of December 25, 2014.

/s/ Zhu Xiaoying
Zhu Xiaoying
Chief Financial Officer